Capelogic Incorporated
                        1 Windhaven Court
                     Monroe Twp., NJ  08831



                         August 12, 2009



First Trust Portfolios L.P.
120 East Liberty Drive
Suite 400
Wheaton, Illinois  60187


     Re:                    FT 2113

Gentlemen:

      We have examined the Registration Statement File No. 333-160729, for the referenced Trust and acknowledge that Capelogic, Inc. is currently acting as the independent pricing agent for FT 2113. Subsequently, we hereby consent to the reference of Capelogic, Inc. as independent pricing agent.

      In addition, we confirm that the ratings of the bonds comprising the portfolio of the Trust, as indicated in the Registration Statement, are the ratings currently indicated in our database as of the date of the evaluation report.

      You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                  Sincerely,




                                  Salman Ahmad
                                  Treasurer